Exhibit 99.1

ShotSpotter Reports Third Quarter 2022 Financial Results

Revenues Increase 29% Year-Over-Year to $18.8 Million, GAAP Net Income of $4.0 Million and 37% Increase in Adjusted EBITDA to $3.1 Million;

Company Modifies FY 2022 Revenue Guidance Range of $81 Million to $82 Million, Representing 40% Growth at the Midpoint Compared to 2021 and retains FY 2022 Adjusted EBITDA Margin Guidance Range of 19% to 21%;

Company Introduces FY 2023 Revenue Guidance Range of $94 Million to $96 Million, Representing 17% Growth at the

Midpoint Compared to FY 2022 Revenue Guidance and FY 2023 Adjusted EBITDA Margin Guidance Range of 24% to 26%.

FREMONT, CA – November 8, 2022 – ShotSpotter, Inc. (NASDAQ: SSTI), a leader in precision-policing technology solutions that enable law enforcement to more effectively respond to, investigate and deter crime, today reported financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Financial and Operational Highlights

•
Revenues increased 29% to $18.8 million from $14.5 million for the same quarter of 2021.
•
Gross profit increased 28% to $10.3 million (55% of revenues) from $8.0 million (55% of revenues) for the same quarter of 2021.
•
GAAP net income was $4.0 million, compared to GAAP net loss of $949,000 for the same quarter of 2021.
•
Adjusted EBITDA1 increased 37% to $3.1 million (16% of revenues), compared to $2.2 million (15% of revenues) for the same quarter of 2021.
•
Went “live” with 10 new customer logos, including seven Respond cities, two security customers, and one Investigate agency as well as expanded in six Respond cities.
•
Healthy balance sheet with $9.6 million in cash and cash equivalents and approximately $15.0 million available on the company’s line of credit at the end of the quarter.
•
Narrowed full year 2022 revenue guidance range to $81 million to $82 million, representing approximately 40% year-over-year growth at the midpoint compared to 2021, and maintained full year 2022 Adjusted EBITDA margin guidance of 19% to 21%.
•
Introduced full year 2023 revenue guidance of $94 million to $96 million, representing approximately 17% year-over-year growth at the midpoint compared to full year 2022 revenue guidance, and full year 2023 Adjusted EBITDA margin guidance of 24% to 26%.

1 See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted EBITDA and its reconciliation to GAAP net income.

Third Quarter 2022 Financial Results

Revenues for the third quarter of 2022 increased 29% to $18.8 million from $14.5 million for the same quarter of 2021. The increase in revenues was due to an increase in new live miles, customer expansions and the Forensic Logic acquisition.

Gross profit for the third quarter of 2022 increased 28% to $10.3 million (55% of revenues), compared to $8.0 million (55% of revenues) for the same period in 2021.

Total operating expenses for the third quarter of 2022 were $6.2 million, compared to $8.9 million for the same period in 2021. Operating expenses increased primarily due to higher personnel costs but were offset by a contingent consideration adjustment (reduction of $5.4 million) related to the potential earnout payments associated with the Forensic Logic acquisition, which have been reduced for 2022 and 2023 due to delays in certain expected contracts.

Net income for the third quarter of 2022 totaled $4.0 million, or $0.33 per basic and diluted share (based on 12.2 million basic and 12.4 million diluted weighted average shares outstanding, respectively), compared to a net loss of $949,000, or $(0.08) per basic and diluted share (based on 11.7 million basic and diluted weighted average shares outstanding, respectively), for the same period in 2021. The improvement in net income was primarily due to a $5.4 million gain related to the contingent consideration adjustment for the Forensic Logic acquisition.

Adjusted EBITDA for the third quarter of 2022 increased 37% to $3.1 million from $2.2 million for the same period in 2021.

At quarter-end, the company had $9.6 million in cash and cash equivalents, $20.2 million in accounts receivable and contract asset, net, and approximately $15.0 million available on its line of credit.

Common Stock Repurchase Program

In November 2022, the company’s board of directors approved a new stock repurchase program for up to $25.0 million of the company’s common stock. The shares may be repurchased from time to time in open market transactions, in privately negotiated transactions or by other methods in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, including the market price of the company’s common stock, general market and economic conditions and applicable legal requirements. The stock repurchase program does not obligate the company to purchase any particular amount of common stock and may be suspended or discontinued at any time.

Financial Outlook

The company narrowed its full year 2022 revenue guidance range to $81 million to $82 million, representing approximately 40% year-over-year growth at the midpoint compared to 2021, and maintained its full year 2022 Adjusted EBITDA margin guidance of 19% to 21%.

The company currently expects its ARR to exceed $80 million at the start of 2023, which is significantly higher than the $63 million that the company started with in 2022. This $80 million of ARR includes over $17 million related to the company's product solutions other than its Respond gunshot detection solution.

The company introduced its full year 2023 revenue guidance of $94 million to $96 million, representing approximately 17% year-over-year growth at the midpoint compared to full year 2022 revenue guidance, and full year 2023 Adjusted EBITDA margin guidance of 24% to 26%.

The company has not reconciled its Adjusted EBITDA outlook to GAAP net income due to the uncertainty and variability of interest income, income taxes, depreciation and amortization, stock-based compensation expenses and acquisition related expenses, which are reconciling items between Adjusted EBITDA and GAAP net income. Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income. For more information, see “Non-GAAP Financial Measures” below.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Management Commentary

“We delivered strong financial results across the board in the third quarter, highlighted by 29% revenue growth and solid Adjusted EBITDA and GAAP net income profitability,” said President and CEO Ralph Clark. “The robust growth we generated in Q3 was driven by continued expansion of ShotSpotter Respond in six cities as well as going ‘live’ with 10 new customer logos, including seven Respond cities, two security customers and one Investigate agency. These wins continue to demonstrate both the effectiveness of our growth strategy and customer success efforts as well as the increasing demand we are seeing for our Precision Policing Platform™. With our success year-to-date and new city and expansion projects underway, we are on track to achieve our goal of going ‘live’ with approximately 120 miles domestically in 2022.”

“We enter the fourth quarter with solid bookings and a robust pipeline of new business. We are in the process of executing contracts for over 70 new Respond miles and a significant eight-figure, multi-year Investigate transaction. Additionally, we recently secured a multi-year campus safety agreement with a major university through a new reseller partnership focused on colleges and universities. Collectively, this is the highest level of new miles and bookings we have secured since going public in 2017, giving us solid momentum heading into 2023.”

“The growing demand and constructive funding environment for our platform and services is structural. We believe these factors will enable us to drive robust revenue growth, operating leverage and margin expansion in 2023 and beyond.”

Conference Call

ShotSpotter will hold a conference call today, November 8, 2022, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-326-9228

International dial-in: 1-412-542-4180

Conference ID: 10171019

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay here and via the investor relations section of the company’s website at www.shotspotter.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through December 8, 2022.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 10171019

Non-GAAP Financial Measures

Adjusted net income (loss): Adjusted net income (loss), a non-GAAP financial measure, represents the company’s net income (loss) before acquisition-related expenses, including adjustments to the company's contingent consideration obligation.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, stock-based compensation expense and acquisition-related expenses, including adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

Annual Recurring Revenue ("ARR"): ARR is calculated for a year based on the expected GAAP revenue for the year from contracts that are in effect on January 1st of such year, assuming all such contracts that are due for renewal during the year renew as expected on or near their renewal date, and including contracts executed during the year after January 1st, but for which GAAP revenue recognition starts January 1st of the year.

The following table presents a reconciliation of adjusted net income (loss) to GAAP net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
GAAP net income (loss)	$4,033	$(949)	$7,430	$(1,120)
Less:
Acquisition related expenses	—	—	101	165
Change in fair value of contingent consideration	(5,405)	—	(8,842)	—
Adjusted net loss	$(1,372)	$(949)	$(1,311)	$(955)
Adjusted net loss per share, basic	$(0.11)	$(0.08)	$(0.11)	$(0.08)
Adjusted net loss per share, diluted	$(0.11)	$(0.08)	$(0.11)	$(0.08)
Weighted average shares used in computing adjusted net loss per share, basic	12,167,632	11,680,413	12,156,980	11,634,422
Weighted average shares used in computing adjusted net loss per share, diluted	12,167,632	11,680,413	12,156,980	11,634,422

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
GAAP net income (loss)	$4,033	$(949)	$7,430	$(1,120)
Less:
Interest income	(11)	(8)	(26)	(28)
Income taxes	—	—	—	49
Depreciation and amortization	2,286	1,745	6,824	5,097
Stock-based compensation expense	2,157	1,453	6,145	4,322
Acquisition related expenses	—	—	101	165
Change in fair value of contingent consideration	(5,405)	—	(8,842)	—
Adjusted EBITDA	$3,060	$2,241	$11,632	$8,485

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding estimated revenue and Adjusted EBITDA for 2022 and 2023, operating momentum and sales pipeline, the funding environment for the company’s products, the leverage of the company's operating model, and the expectation for revenue growth, operating leverage and margin expansion in 2023 and beyond. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to address the business and other impacts and uncertainties associated with the COVID-19 pandemic; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the potential effects of negative publicity; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter Inc. (NASDAQ: SSTI) brings the power of digital transformation to law enforcement. We are trusted by more than 200 customers and 2,500 agencies to drive more efficient, effective, and equitable public safety outcomes and help make communities safer and healthier. We are a leader in precision policing technology solutions and our platform includes the flagship product, ShotSpotter Respond™, the leading gunshot detection and alerting system; investigative tools that immediately generate leads and streamline case management to accelerate crime solving and improve clearance rates; and patrol management software that dynamically directs patrol resources to areas of greater risk to more effectively deter crime. ShotSpotter has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

Matt Glover

Gateway Investor Relations

+1 (949) 574-3860

SSTI@gatewayir.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$18,775	$14,547	$60,005	$44,184
Costs
Cost of revenues	8,473	6,520	25,130	19,137
Impairment of property and equipment	—	—	—	25
Total costs	8,473	6,520	25,130	19,162
Gross profit	10,302	8,027	34,875	25,022

Operating expenses
Sales and marketing	5,357	4,018	16,727	11,881
Research and development	2,409	1,703	7,570	5,156
General and administrative	3,866	3,217	11,710	8,900
Change in fair value of contingent consideration	(5,405)	—	(8,842)	—
Total operating expenses	6,227	8,938	27,165	25,937
Operating income (loss)	4,075	(911)	7,710	(915)
Other income (expense), net
Interest income, net	11	8	26	28
Other expense, net	(53)	(46)	(306)	(184)
Total other income (expense), net	(42)	(38)	(280)	(156)
Income (loss) before income taxes	4,033	(949)	7,430	(1,071)
Provision for income taxes	—	—	—	49
Net income (loss)	$4,033	$(949)	$7,430	$(1,120)
Net income (loss) per share, basic	$0.33	$(0.08)	$0.61	$(0.10)
Net income (loss) per share, diluted	$0.33	$(0.08)	$0.60	$(0.10)
Weighted average shares used in computing adjusted net income (loss) per share, basic	12,167,632	11,680,413	12,156,980	11,634,422
Weighted average shares used in computing adjusted net income (loss) per share, diluted	12,357,136	11,680,413	12,306,839	11,634,422

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$9,604	$15,636
Accounts receivable and contract asset, net	20,199	16,134
Prepaid expenses and other current assets	4,018	2,701
Total current assets	33,821	34,471
Property and equipment, net	22,027	17,390
Operating lease right-of-use assets	3,467	2,323
Goodwill	23,171	2,816
Intangible assets, net	27,850	13,564
Other assets	2,430	1,740
Total assets	$112,766	$72,304
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,214	$1,587
Deferred revenue, short-term	34,896	26,235
Accrued expenses and other current liabilities	9,007	6,680
Total current liabilities	45,117	34,502
Deferred revenue, long-term	2,073	474
Other liabilities	6,354	3,513
Total liabilities	53,544	38,489
Stockholders' equity
Common stock	61	58
Additional paid-in capital	150,855	132,780
Accumulated deficit	(91,355)	(98,785)
Accumulated other comprehensive loss	(339)	(238)
Total stockholders' equity	59,222	33,815
Total liabilities and stockholders' equity	$112,766	$72,304

ShotSpotter Inc.,

Third Quarter 2022 Earnings Conference Call

November 8, 2022

C O R P O R A T E P A R T I C I P A N T S

Ralph Clark, Chief Executive Officer and Director

Alan Stewart, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Richard Baldry, ROTH Capital Partners

Michael Latimore, Northland Capital Markets

Matthew Pfau, William Blair & Company

Jack Cole, Craig-Hallum Capital

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to ShotSpotter's Third Quarter 2022 Earnings Conference Call. My name is Sarah, and I will be your operator for today's call.

Joining us are ShotSpotter's CEO, Ralph Clark; and CFO, Alan Stewart.

Please note that certain information discussed on the call today will include forward-looking statements about future events and ShotSpotter's business strategy and future financial and operating performance.

These forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from those stated or implied by those statements. Certain of these risks and assumptions are discussed in ShotSpotter's SEC filings, including its registration statement on Form S-1.

These forward-looking statements reflect Management's beliefs, estimates and predictions as of the date of this live broadcast, November 8, 2022, and ShotSpotter undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this call.

Finally, I would like to remind everyone that this call will be recorded and made available for replay via a link available in the Investor Relations section of the Company's website at ir.shotspotter.com.

Now, I would like to turn the call over to ShotSpotter's CEO, Ralph Clark. Sir, please proceed.

Ralph Clark

Thank you, and good afternoon to those of you joining us today.

I'm very pleased to be able to report on the progress ShotSpotter is making toward our strategic objectives, and helping drive the digital transformation of local law enforcement agencies globally. ShotSpotter has assembled a compelling set of precision policing solutions that help address the critical challenges facing today's law enforcement profession.

We are committed to help agencies become efficient, effective and equitable in delivering positive public safety outcomes to the communities they are sworn to serve and protect. Financially, we reported revenues of $18.8 million, up 29% from $14.5 million in Q3 of 2021. Our quarterly Adjusted EBITDA grew 37% to $3.1 million from $2.2 million last year. Overall, ShotSpotter Respond had a very strong go-live cadence this quarter.

We went live with seven new customers, including; Aurora, Illinois; Mobile, Alabama; Rancho Cordova, California; Homestead, Florida; Warrensville Heights, Ohio; along with Richland County and West Columbia, South Carolina. We also went live with six expansions of existing customers, including a 9 square mile expansion in U.S. Virgin Islands. As a part of our security solutions, we were also very pleased to have added the Illinois State Police as a customer with 8 linear miles covering the Dan Ryan Expressway.

Our ability to detect and alert on freeway shootings represents a significant technology innovation and TAM extender as the state and highway patrol agencies deal with the increasing scourge of freeway road rage and gang shootings. We believe we can deliver approximately 120 domestic Respond go-live miles this year, not including any additional security-based freeway models. This would represent the second year in a row we've achieved over 100 domestic go-live miles in the year.

There are several Respond projects that are currently staffed and in process to be deployed over the next six months. These include the recently booked 30-plus square mile expansion in Detroit, which we formally contracted and booked just two weeks ago. The 10 square model expansion approved by the City Council in Cleveland and two already contracted and booked international go-live deployments that are going live this month in Cape Town, South Africa and the Bahamas.

These line sight projects will help us finish the year strong and, more importantly, position us favorably with 2023 revenue producing Respond mileage from early Q1 2023 go-live activity. Even as we continue to build a strong pipeline, accelerate new bookings and go-lives, I'm even more thrilled with our consistent world-class retention experience with another quarter of minimal Respond customer mileage attrition.

Net of price increases and discounts, we estimate the core Respond business to show less than 1% GAAP revenue attrition in 2022, which will be our third year in a row at these hyper low attrition rates. We continue to book multiyear deals for new miles and expansions, demonstrating the efficacy and value of our solution. Our NPS processing score remained robust at 56.

An example quote among several positive quotes from our NPS survey include the following from a chief of police from a medium-sized Northeastern agency. "The power of this tool in response accuracy and speed is invaluable. When combined with other technologies, it becomes a legit force multiplier." As a Company, we understand that a considerable amount of the sales momentum we are experiencing is due to the strong word-of-mouth referrals from our buying center of chiefs of police and their command staffs along with mayors and other elected officials.

Their public and private sharing of their satisfaction with our solutions are helping drive viral interest and adoption amongst their peers. Recently, Superintendent Brown of Chicago Police Department attributed the following impressive results over the past five years, including 125 gunshot wound victims lives that have been saved, close to 3,000 firearms recovered and over 24,000 pieces of evidence collected due to ShotSpotter when there was no, and I repeat, no corresponding call to 911.

The general public sentiment beyond our law enforcement buying center to continue to address prime and support smart policing continues to grow in strength. Our recent Pew Research poll revealed that 8 to 10 (phon) Black U.S. voters say that violent crime is very important to their 2022 midterm vote versus 34% of self-identified liberal democrats. More specifically, the National Policing Project conducted a citizen sentiment survey of residents of Chicago on the use of Acoustic Gunshot Detection and found that 72% of Chicago residents showed support for the use of gunshot detection technology.

These on-the-ground perspectives of residents living in communities concerned about public safety provide a very different outlook than what mischaracterized defund ShotSpotter campaigns would suggest. It is no surprise that elected officials and appropriators are responding to the real-world issue of crime in both policy and budget, not only by refunding the police, but also providing them the tools required to help them save lives and keep communities safe.

In my 12 years with the Company, our customers' funding environment has never been stronger. New Jersey, Ohio and now New York State has specifically allocated funds for police to acquire Acoustic Gunshot Detection along with other law enforcement technology solutions.

This is in addition to the resources continuing to be made by the Federal and local budget coffers. News broadcaster, ABC, examined the budgets of more than 100 cities and counties and found that 83% are spending at least 2% more on police in 2022 than in 2019. Despite the fears from the pandemic and post George Floyd protest that their budgets were going to be significantly reduced.

There's a lot to be positive about in our pursuit of driving positive impact in local police agencies. However, what is particularly exciting for our Company is adding different, although adjacent state and federal law enforcement agency prospects with our COPLINK X solutions. We're also seeing early traction in the Department of Corrections market with our ShotSpotter Investigate solution.

You've heard me mention on earlier earnings calls about a large seven-figure Investigate deal with a Department of Corrections prospect on which we have been diligently working. While that deal has taken longer to process due to the scale and operational use case and user complexity, I am thrilled that the proposed deal has been upsized to a much larger eight-figure deal over five years.

We believe this win will be a bellwether account that will accelerate the adoption and consideration of other corrections prospects that we have in our growing corrections pipeline. Given our increased visibility, we are now narrowing our Full Year 2022 revenue guidance to $81 million to $82 million which will represent 40% revenue growth from 2021 to 2022 at the midpoint.

We believe we will go into 2023 with $80 million of ARR versus the $63 million of ARR that we started with in 2022. At starting ARR position and momentum helps inform our formally establishing 2023 revenue guidance of $94 million to $96 million with 24% to 26% Adjusted EBITDA margin. This represents 17% organic year-over-year growth at the midpoint from 2022 to 2023.

Now, Alan, over to you.

Alan Stewart

Thank you, Ralph.

We're pleased with our performance in the third quarter. As Ralph previewed during this quarter, we went live with 10 new customers, which included seven Respond cities, one investigate agency and two security customers, of which one was a school and one was a highway project and also expanded Respond in six current cities. Our only attrition in the third quarter was a small security customer.

We continue to see an increase in the interest of all of our solutions. In addition to the above, we already have 40 new Respond miles under contract and are awaiting final contract executions on over 20 additional new Respond miles, a new eight-figure multiyear Investigate customer and two new security contracts, of which the first is an expansion at a current university customer, and the second is a multiyear deal that we obtained through a new reseller partnership focused on colleges and universities.

For the second quarter in a row, this is the highest level of new miles and bookings that we have had since going public. Let me provide more details in the quarter, and then I will share some thoughts around the balance of the year. Third quarter revenues were $18.8 million, a 29% increase over the $14.5 million in the third quarter of 2021. Positives to revenue were customer expansions and deployed miles are up year-over-year. That said, almost $700,000 of expected revenue for the quarter will shift to Q4 because some of the renewals that we were hoping to receive are still awaiting final customer execution.

As many of you may know, this happens frequently in the third quarter and is not concerning. Additionally, the professional services in our Leeds division continued to be very lumpy quarter-to-quarter and was over $1 million lower in Q3 than Q2. This will continue to vary quarter-to-quarter based on the customer needs.

Gross profit for the third quarter of 2022 was $10.3 million or 55% of revenue versus $8 million or 55% of revenue for the prior year period. Gross margin going forward will be impacted to a small extent as we have completed the replacement of all 3G sensors. That said, our new international Respond contracts contribute a higher gross margin, so we expect that will offset some of the impact.

We also saw growth in Adjusted EBITDA for the third quarter, which was $3.1 million, a 37% increase from the $2.2 million in the third quarter of 2021. As a reminder, Adjusted EBITDA, a non-GAAP financial measure is calculated by taking our GAAP net income or loss and adjusting out interest income expense, income taxes, depreciation and amortization and impairment, stock-based compensation expense and acquisition-related expenses, including any adjustments to our contingent consideration obligation.

Turning to our expenses. Our operating expenses for the third quarter were $6.2 million or 33% of revenues versus $8.9 million or 61% of revenues in the third quarter of 2021. Operating expenses including higher personnel-related costs as well as costs associated with Forensic Logic, which was acquired in January 2022. That said, operating expenses for the third quarter were offset by contingent consideration adjustment, a reduction of approximately $5.4 million related to the potential earn-out payments associated with Forensic Logic acquisition, which have been reduced for 2022 and 2023 due to a delay in some expected contracts from Forensic Logic.

Breaking down our expenses. Sales and marketing expense for the third quarter was $5.4 million or 28.5% of total revenue versus $4 million or 27.6% of total revenue for the prior year period. Our sales and marketing teams continue to build our sales pipeline and expand our marketing efforts. We also continue to focus on maintaining high levels of customer satisfaction, which helps keep our attrition rate low.

Our R&D expenses for the third quarter were $2.4 million or 12.8% of total revenue versus $1.7 million or 11.7% of total revenue for the prior year period. We continue to invest in increasing the functionality of all of our products. G&A expenses for the quarter were a negative $1.5 million compared to $3.2 million or 22.1% of total revenues for the prior year period.

The 2022 reduction in G&A expenses was primarily related to the offset from the contingent consideration adjustment related to the Forensic Logic earn-out expectations. Without that adjustment, G&A expenses would have been $3.9 million or 20.6% of total revenue. We expect our G&A expenses will continue to increase in both percentage of revenue and in absolute dollars as our Company grows.

For the fourth quarter, we expect it will increase as a percentage of revenues from what we experienced in the second and third quarters. Our GAAP net income was $4 million or $0.33 per basic and diluted share for the quarter based on 12.2 million and 12.4 million basic and diluted weighted average shares outstanding, respectively. This compares to a loss of $940,000 or a loss of $0.08 per share based on 11.7 million basic and diluted weighted average shares outstanding for the prior year period.

Our adjusted net income for the third quarter was a loss of $1.4 million or a loss of $0.11 per share based on 12.2 million and 12.4 million basic and diluted weighted average shares outstanding, respectively. This compares to a loss of $940,000 or a loss of $0.08 per share based on 11.7 million basic and diluted weighted average shares outstanding for the prior year period.

Adjusted net income, a non-GAAP financial measure is calculated by taking our GAAP net income and adding back acquisition-related expenses, including any adjustments to our contingent consideration obligation. Deferred revenue at the end of the quarter increased to $37 million from $26.7 million at the end of fourth quarter 2021. The increase was primarily related to our growth in revenues and the addition of Forensic Logic deferred revenue. We ended the quarter with $9.6 million in cash and cash equivalents versus $15.5 million at the end of fourth quarter 2021. We also had approximately $20.2 million in accounts receivable at the end of the third quarter.

We're in a process of increasing our line of credit to $25 million to keep strong flexibility in addition to our prudent cash balance. We still have no short or long-term debt outstanding. Our Board has also approved a new stock repurchase program and has authorized the Company to use up to $25 million to repurchase our stock when appropriate.

Turning to our Full Year 2022 outlook. We are narrowing our full year revenue guidance range to $81 million to $82 million, and we are maintaining our expected Adjusted EBITDA margin at 19% to 21%. For 2023, we are currently expecting our ARR to exceed $80 million at the start of the year, which is significantly higher than the $63 million that we started with in 2022. This $80 million of ARR includes over $17 million related to our product solutions other than our Respond gunshot detection.

For 2023, we expect revenues of $94 million to $96 million, representing an increase of 17% at the midpoint compared to the midpoint of the 2022 guidance range. Additionally, we expect our Adjusted EBITDA to expand to be approximately 24% to 26% of the forecast revenue range in 2023.

Now, back to Ralph for some final thoughts, and then we'll be happy to take your questions.

Ralph Clark

Great. Hey. Thank you very much, Alan.

I'm very pleased with our Q3 results, and I'm extremely proud of my work colleagues here at ShotSpotter who continue to execute across the business. As a Company, we are all extremely grateful for the partnerships we formed with our customers and the difference we know we're making in saving lives and helping improve public safety outcomes.

I think at this point now, we'll be ready to take your questions.

Operator

Our first question comes from Richard Baldry with ROTH Capital. Please go ahead.

Richard Baldry

Thanks, and congrats on a lot of good metrics.

Can you talk about historically, have you seen any change in buying patterns in sort of post-election environments? Is there any sort of stalling out while Congress has turned over. I'm curious how much of the funding backdrop, which seems pretty benevolent right now is locked into existing legislation or could be changed, though, it does seem like both sides are trying to push the support for police message. So maybe there's really not a lot of risk there. Thanks.

Ralph Clark

Yes. This is Ralph. I'll maybe start, and Alan jump in and add on or correct as appropriate. But as we said on several calls, the funding environment has probably been the most constructive that it's ever been for at least my time at the Company, which has been over 12 years. We're seeing fairly robust funding opportunities at the federal, state and even local levels to support police in addressing violent crime.

I think as you hint it, it's very much a bipartisan issue. It's not about Republicans or Democrats. I think all of them are getting on message from a policy and a budget authorization point of view to be able to support police that are extremely challenged.

I think in our last earnings call, we mentioned the fact that's been reported on that we're seeing a lot of churn inside of law enforcement agencies in terms of personnel resources. A lot of people retiring early, a lot of chiefs that are getting turned out. We're not seeing a lot of folks coming into the profession because it's a less popular profession. That's putting a tremendous amount of pressure on policing departments to be able to kind of keep pace with an increasing crime wave that's happening across the country, both small, medium as well as large cities.

We believe that technology is probably one of the only things that can bridge the gap. Unfortunately, I think we're in a very constructive environment over the next three to five years, certainly, from a funding point of view to help support police dealing with protecting and serving communities.

Richard Baldry

Okay. I think one of your security wins was noted as to come with a new partner. Could you maybe broadly discuss who that partner is, what type of reach they have, what potential that could have to follow on from an early win?

Ralph Clark

Do you want to take that one, Alan?

Alan Stewart

Yes, sure. I don't think we'd necessarily say the name right now, but we literally just started with them, but it's starting quite well. They were able to get a three-year contract with a brand-new college. It's not only helpful that we're starting to find someone who has other relationships, it doesn't necessarily cost us much either.

It's a great partnership. Based on what they were able to do with the very first deal, we're feeling pretty positive about what could come in the future there.

Richard Baldry

Okay. Maybe the last for me, the buyback authorization being new. Can you talk about sort of thought process behind that, behind the cadence on it, using cash flow versus balance sheet resources, sort of how to think about that over what period of time? Thanks.

Alan Stewart

Sure. This is Alan. I'll start and then Ralph can add as well. For those of you who followed us for a while, you may realize we put in a $15 million stock repurchase program in 2019. We literally just finished that in Q2 of this year. It does take a bit of time to do that.

With the larger programs, $25 million, it is possible that it does take us a couple of years to do that as well. We are limited based on how many shares we can repurchase per quarter. I think we will do it based on our availability of cash, which continues to be quite nice and as well as seeing how the market responds to our stock. If we think that the market is not understanding or properly evaluating where we're going, it's likely that we would consider doing a repurchase or a buyback.

Richard Baldry

Last one for me, heading into 2023. Could you talk a bit about how you feel you're staffed up properly for go-to-market, what you think headcount expansion and things throughout '23 to get to '24?

Ralph Clark

Maybe I'll start, Alan, you can fill in the detail. I mean we're very much still investing in growth, although a substantial amount of investment that we've made in growth, particularly sales and marketing have been done in previous years. We think we're appropriately staffed up.

I think when you look at our model going forward, both expenses above the line as well below the line are going to increase albeit they'll increase at a lower rate than what we're expecting to drive top line revenue.

Alan Stewart

Yes. This is Alan. I agree with Ralph. I would say the only thing that might be interesting to that. As he said, we're already done in sales and marketing, some of the stuff that we're doing, and you heard us refer to an eight-figure deal, which is an Investigate deal. It's possible that we're going to need to continue to add personnel in the R&D and development side to make sure that we continue to expand that product, which is already quite nice, but to continue to expand even more to get the large deals.

Richard Baldry

Great. Thanks.

Operator

Our next question comes from Mike Latimore with Northland Capital Markets.

Michael Latimore

Yes. Thank you. Congrats on the strong results or outlook.

On this highway deal, it's kind of interesting, I think you said it was 8 linear miles. Can you talk a little bit about that? What was the catalyst for that deal? What kind of pricing do you get on that relative to, I guess, square miles and maybe the TAM that you might see for this over time?

Ralph Clark

Yes. From a use case point of view, we're seeing across the nation a fairly measurable uptick in what I would describe as kind of road rage shootings and gang activity that's happening on freeways, highways and just off freeways and highways.

This is our second freeway deployment. From a pipeline point of view, we're seeing a lot more interest than we have seen previously.

I would say, from a technology innovation point of view, what we're doing is really quite interesting because if you think about a lot of the kind of ambient noise that happens in and along freeways and the fact that these deployments are linear versus typically kind of square miles.

It does represent some really interesting and kind of cool technology things that we have to do using our kind of core technology. We didn't have to do a lot to tweak the hardware or anything like that. But just from a software and deployment point of view, there's definitely some things that we are bringing to the table that makes this a viable solution.

I think pricing-wise, you can think pretty much along the lines of this linear mile kind of more or less equaling a square mile of deployment. It's pretty attractive. I think from a operational deployment point of view, these things are pretty interesting because I think the permissions process to get infrastructure to deploy the centers is a little bit more straightforward typically than what we find when we're deploying a square mile because there's a lot of infrastructure in and around the highways that we can place our sensors on.

Once we get the go ahead to get a deal on a freeway. These are pretty rapid, I would say, kind of time-to-value deployments relative to our more kind of traditional kind of square mile deployments. Alan, would you add anything to that?

Alan Stewart

No. I think you covered it really well. The pricing is very similar to what we do in a square mile just slightly lower, but not much.

Michael Latimore

Did you see the margin expansion in Fiscal '23. Can you talk a little bit about gross margin? Are you expecting that to expand in Fiscal '23 as well? Or if so, can you give any guidance on that?

Alan Stewart

Yes. This is Alan. We do expect gross margin to go up. We're in the high 59% roughly percent by the end of this year. We do expect it to be at least 60%. Our expectation is that some of the cost that is causing a little bit of the gross margin to not go so much higher than that is related to the 3G sensors that, by the way, are completely replaced at this point over 5,000 sensors.

A little bit of that increases the actual COGS but it gets added back in terms of the Adjusted EBITDA number. Even though that does affect it, it was closer to the 60%, maybe 61% gross margin, it gets added back and gets us closer to that guidance of the 24% to 26% Adjusted EBITDA.

Michael Latimore

Got it. Okay. Great. Thanks a lot.

Ralph Clark

Thank you. Great questions.

Operator

Our next question comes from Matt Pfau with William Blair. Please go ahead.

Matthew Pfau

Hey, great. Thanks for taking my questions. Wanted to first ask on the revenue guidance for 2022. Can you maybe discuss what drove the slight reduction in the high end? Then for the 2023 revenue guidance, how do you feel about the visibility entering 2023 relative to 2022? Because I think if I look at the ARR relative to your original guidance for 2022, it seems to be similar visibility. I wanted to know if that's correct or if it's more or less? Thanks.

Alan Stewart

Sure. This is Alan. I'll go ahead and start and then Ralph go and add or correct along the way. Honestly, there wasn't much of a change in our actual guidance. We still expect it to be 40% growth year-to-date or from last year. The two things that might be related to that, as you heard in Ralph's original script. The delay in the large Investigate contract, which moved from a seven-figure deal to an eight-figure deal, we had originally expected to get that a little earlier in the year.

If that were early in the year, it would have added to revenues to us in this year. Then the only other thing related to that would be related to the actual go-lives, which always move around a little bit and make a little bit lumpiness into it. Other than that, it's really been quite positive. When we look at '23, having that large Investigate deal come in is giving us more confidence in exactly where we're going to end in '23. I don't know, Ralph, you have above the thoughts there.

Ralph Clark

Yes. No, I completely agree with everything that you said, Alan. I think I would just add to that. I think it's probably worth pointing out that the Detroit deal that we recently won and recently just got contracted on and are moving forward with. Frankly, this is something that we expected to happen in kind of Q1 or Q2 of this year versus Q4.

But I think as by those of you that followed the Company and kind of followed our progress in Detroit, that deal got delayed several months. But we're really happy with where we are now and are looking forward to getting that deployed and operational for the citizens of Detroit in early Q1 of 2023. I think that had a bit of an impact as well on the revenue for this year. That was a deal, a fairly significant deal that we thought were going to happen that we expected to happen earlier in the year versus later in the year.

Matthew Pfau

Great. Then one more for me. On the $17 million of that $80 million ARR that is coming from non-gunshot detection products, how would that look in 2022, trying to figure out as a percentage of ARR, how much that has grown over the past year?

Alan Stewart

Yes. This is Alan. When we looked at the change there, the $63 million that we originally had start of the year did not include any of the Forensic Logic. If you think about the Forensic Logic that does add some into the ARR, the starting point for '23, there's roughly $6 million of it is there.

The balances related to the other growth that we've had in the miles when you think about us going live in 120 miles this year, that adds a significant amount of ARR that is outside of the─that's part of the original. The balance is related to the Leeds and the Forensic Logic and some expansion into Connect and start of some of the Investigate products.

Matthew Pfau

Okay, great. Thanks. Appreciate it.

Operator

Our next question comes from Jeremy Hamblin with Craig-Hallum Capital.

Jack Cole

Hi. Thanks, guys. This is Jack Cole on for Jeremy. My first question is just on the rollout of some of these contracts that you guys recently won. Contracts like Detroit and Cleveland; is it still about six to nine months to go-live from when the Council approves it to when you start generating revenue and kind of related, how does that timing compared to, say, Suffolk County who is just reactivating coverage?

Ralph Clark

Yes. This is Ralph. I'll start and Alan jump in. I think it's important to note there's a couple of steps in the procurement process before we start actually working on a deployment strategy with the customer. In the case of Detroit, we were awarded the contract, and then we successfully negotiated and executed that contract, which is enabling us to begin the work in Detroit.

We expect that to be fairly fully deployed, I would say, in Q1 of 2023. In the case of Cleveland and Suffolk County, which we're excited about both of those particular deals. Those deals have been awarded, but we still haven't put ink to paper on the contract yet. Our expectation is that those will hopefully get contracted over the next 30 to maybe 45 days, and we would start to work on them late this year, possibly early in the quarter 2023.

I think Suffolk County which I think publicly as reported, they're looking at coming back on to the ShotSpotter platform with 20-plus miles in Cleveland is a 10 square mile expansion, I think we can think in terms of those miles being deployed in late, late Q1, probably early Q2 based on how quickly we can get the contracting. Awarding is an important step, but doesn't get us all the way there. We got to go work on the contract now.

Jack Cole

Right. Thank you. That's great color. Kind of switching gears then. In terms of the legal costs you guys saw from the VICE Media lawsuit, just an update, are those costs completely behind you? If so, when can we expect to see that fully flow through the EBITDA margins?

Alan Stewart

Sure. This is Alan. I'll start with the answer there, too. Our cost for legal last year were over $2 million. This year, they're about $1.5 million so far year-to-date. They have started to go down we expect Q4 to be lower than both Q2 and Q3.

That's a good thing. It is related to the VICE Media. Now that that has been dismissed, the costs related to that have gone down to basically zero. We still do have some other legal-related costs related to increased subpoena activity, things that are pretty normal with our business but have gone up a little bit in the last year.

Overall, though, we are expecting, to answer your question directly, we will see less in legal costs next year than we've had in '22. That's going to help our Opex go down in that particular category, which is also going to help contribute to the increase in Adjusted EBITDA.

Jack Cole

Awesome. Great. Then maybe if I could just squeeze in one more. Could you guys give any update on─maybe just talk a little bit more to the Forensic Logic, those delays in those expected contracts and just overall how Forensic Logics and Leeds have been tracking and maybe just their contribution to revs?

Ralph Clark

Do you want to take that, Alan?

Alan Stewart

Yes, I'll start with that. We originally during the year, said that Forensic Logic would produce about $6 million in revenue for us this year. It's actually a little north of that. We had hoped originally that we would have a couple of other larger contracts, which if you add them together, represents several million dollars to already be under contract and to start producing revenue.

The good news is none of those have gone away, I guess, if there is bad news is that they have been delayed a little bit. That's primarily why we haven't increased too much more in Forensic Logic for 2022. We do expect Forensic Logic to have a couple of million dollars of increase in revenue into '23. It's one of the reasons that we feel pretty confident about getting to our guidance range of the $94 million to $96 million.

Jack Cole

Awesome. Thanks. That’s all for me.

Operator

At this time, this concludes our question-and-answer session. If your question was not taken, you may contact ShotSpotter's Investor Relations team by e-mailing ssti@gatewayir.com.

I'd now like to turn the call back over to Mr. Clark for his closing remarks.

Ralph Clark

Awesome. Hey, thank you very much. We really appreciate everyone joining us today on a midterm election day. I trust everyone is going to exercise their civic duty today, if they haven't already.

But to summarize, I mean, we continue to view our profitable growth journey as a positive one. We're proving our value every single day and helping law enforcement and our police customers help and protect─help, protect and serve the communities that they're obligated to.

Thank you all very much, and looking forward to talk to you over the next several weeks.

Operator

Thank you for joining us today for today's call. You may now disconnect.